News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FOURTH QUARTER SALES
Updates EPS Guidance for Impact from Winter Storms and Compressed Holiday Season

NASHVILLE, Tenn. (February 6, 2014) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended February 1, 2014.

Net sales for the 13 weeks ended February 1, 2014, decreased 4.2% to $156.1 million compared with $162.9 million for the 14 weeks ended February 2, 2013. On a 13-week basis, comparable store sales for the fourth quarter of fiscal 2013, including e-commerce sales, were flat compared with a decrease of 2.6% in the prior-year quarter. Kirkland’s opened 8 stores and closed 7 during the fourth quarter, bringing the total number of stores to 324 at quarter end.

Net sales for the 52 weeks ended February 1, 2014, increased 2.7% to $460.6 million compared with $448.4 million for the 53 weeks ended February 2, 2013. On a 52-week basis, comparable store sales for fiscal 2013, including e-commerce sales, increased 0.5% compared with a 3.0% decrease in fiscal 2012. The Company opened 24 stores and closed 23 during fiscal 2013.

Based on these results, Kirkland’s updated its guidance for the fourth quarter of fiscal 2013 to earnings of $0.66 to $0.68 per diluted share, bringing expected fiscal 2013 earnings to $0.79 to $0.81 per diluted share.

Robert Alderson, Kirkland’s President and Chief Executive Officer, noted, “Not surprisingly, we have not been immune to the challenging weather and compressed holiday season that other retailers have noted to date in the quarter. Although we began with a strong November and a record Black Friday weekend, we experienced frequent and severe weather-related declines in traffic throughout December affecting important weekend sales days that could not be recovered. Sales trends improved during January, but were again negatively impacted by the latest group of storms affecting the South and Southeast. Winter will not last forever and as we enter fiscal 2014, we remain confident about our sales, multi-channel, branding and store growth plans.”

Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Thursday, March 13, 2014, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (212) 231-2918. A replay of the conference call will be available through Thursday, March 20, 2014, by dialing (402) 977-9140 and entering the confirmation number, 21706372.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=97960 on March 13, 2014, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 319 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 18, 2013. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.